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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported): February 28, 2000


                                 TELEVIDEO, INC.
             (Exact name of registrant as specified in its charter)


         Delaware                      0-11552                  94-2383795
(State or other jurisdiction        (Commission              (I.R.S. Employer
    of incorporation)               File Number)            Identification No.)

                   2345 Harris Way, San Jose, California 95131
          (Address of principal executive offices, including Zip Code)

                                 (408) 954-8333
              (Registrant's telephone number, including area code)
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ITEM 5.        OTHER EVENTS

INVESTMENT IN MULIX, INC.

     On February 28, 2000, TeleVideo, Inc. (the "Company") purchased an aggregate of 14,269,230 shares of unregistered Series A Convertible
Preferred Stock of Mulix, Inc., a Delaware corporation. The Company's investment in Mulix represents a 35% interest in this privately-held corporation. The cash investment will be accounted for on the equity method of accounting. The purchase price and other terms of the investment were arrived at by negotiation between the Company and Mulix, with the per share price determined by the Mulix Board of Directors in good faith based on financial and business information and other relevant factors currently known to and considered by the Mulix board members. The purchase price was paid for out of the Company's working capital.

     Each share of Series A Preferred Stock is convertible into one share of Mulix Common Stock, at the option of the Company. The Series A Preferred Stock is automatically convertible into Common Stock under certain circumstances, including a firm commitment underwritten public offering of Mulix Common Stock with proceeds, net of underwriter's fees, of not less than $15,000,000. Prior to conversion, the Series A Preferred Stock is entitled to one vote per share. In connection with the investment, the Company entered into a Voting Agreement with the founders of Mulix regarding board size and membership. Dr. K. Philip Hwang, the Company's Chairman and Chief Executive Officer, has accepted an appointment to the Mulix Board of Directors, in accordance with the Voting Agreement. The three founders of Mulix constitute the remainder of the board.

     The Company has the right of first offer on future sales of Mulix equity securities, subject to certain exceptions such as issuances of stock or options under employee option plans.

     Mulix, Inc. is an Internet e-commerce company that has developed proprietary technology, which, when operational, will enable its community of consumers to engage in transactions across product lines through the use of a flexible item-matching algorithm that facilitates multi-link and multi-loop exchanges of goods. The Mulix web site is not yet live on the Internet. but Mulix has advised the Company that it is currently estimating its web site will be in operation in the second quarter of 2000.

MYSIMON, INC. ACQUISITION BY CNET, INC.

     In September 1998, the Company invested in the online comparison shopping Internet company, mySimon, Inc., receiving convertible preferred stock. This investment represented an ownership interest of between 3% and 4% of mySimon, Inc.

     On February 29, 2000, CNET Networks, Inc. (formerly, CNET, Inc.) completed the acquisition of mySimon, Inc. As a result of this acquisition, the Company is expecting to be issued a total of approximately 375,000 shares of common stock of CNET in exchange for 100%


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of its interest in mySimon. The Company is currently restricted from selling any of its interest in CNET until at least three days after the release of earnings for CNET for the quarter ended March 31, 2000.


ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

      The following exhibits are filed as part of this Current Report on Form
8-K:

10.1 Series A Preferred Stock Purchase Agreement, dated as of February 4, 2000 by and among Mulix, Inc. and TeleVideo, Inc.

10.2 Voting Agreement, dated as of February 4, 2000, by and among TeleVideo, Inc. and the founders of Mulix, Inc.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Date:    March 14, 2000

                                       TELEVIDEO, INC.



                                       By:     /s/ James D. Wheat
                                               --------------------------------
                                               James D. Wheat
                                               VICE PRESIDENT OF FINANCE AND
                                               CHIEF FINANCIAL OFFICER


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                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                              EXHIBIT DESCRIPTION
-------                             -------------------
10.1        Series A Preferred Stock Purchase Agreement, dated as of February
            4, 2000 by and among Mulix, Inc. and TeleVideo, Inc.

10.2 Voting Agreement, dated as of February 4, 2000, by and among TeleVideo, Inc. and the founders of Mulix, Inc.